Exhibit 99.2

CASCADE CORPORATION

Third Quarter Earnings Conference
December 10, 2003, 2:00 p.m./PST

Operator                                                                                                 Good afternoon, ladies and gentlemen and welcome to the Cascade Corporation’s third quarter fiscal 2004 earnings conference call. At this time, all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone needs assistance at any time, please press the star followed by the zero. As a reminder, this conference is being recorded today, Wednesday, December 10, 2003.

I would now like to turn the conference over to Mr. Robert Warren, Chief Executive Officer of Cascade Corporation. Please go ahead, sir.

R. Warren                                                                                          Good afternoon, everyone, and welcome to today’s call. With me is Andy Anderson, our Chief Financial Officer; Terry Cathey, our Chief Operating Officer; and Joe Pointer, our Vice President of Finance.

First let me give you a brief overview of the company. Cascade manufactures devices primarily for industrial trucks, most commonly called lift trucks or forklifts. Our products give the trucks the capability to lift, carry and deposit various types of loads. The company’s products are used by virtually every industry worldwide that uses lift trucks for material handling.

About two-thirds of our products are sold through retail lift truck distribution channels and one-third through lift truck manufacturers, names that you all know, such as Hyster, Toyota, Yale and Nissan. We have 1,600 employees operating in 25 facilities worldwide at this time.

I’ll now turn it over to Andy Anderson, our Chief Financial Officer, who will review our third quarter financial highlights. Following Andy’s remarks, I’ll discuss current market conditions and significant events during the quarter. We’ll then open it up to your questions. Again, thanks for joining us.

A. Anderson                                                                          Good afternoon. I’d first like to remind everyone that the intention of this call is to discuss matters with shareholders that affect Cascade’s business in compliance with Regulation FD. During the course of the call we may be making forward-looking statements in compliance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Participants are cautioned that forward looking statements, such as statements of the company’s anticipated revenue and earnings are dependent on a number of factors that affect Cascade’s operating results and could cause the company’s actual future results to differ materially including those related to general economic conditions, interest rates, foreign currency fluctuations, the demand for materials handling products, performance of its manufacturing facilities, effectiveness of cost reduction initiatives and the cyclical nature of the materials handling industry.

Cascade cannot provide any assurance that future results will meet expectations. Results could differ materially based on various factors including the company’s performance and market conditions. In addition, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in Cascade’s reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. The company disclaims any obligation to release any updates to any comments made in this call or reflect any changes in business conditions. With that, let’s start with an overview of the third quarter.

Net sales for the third quarter of fiscal 2004 were $75.8 million, up 7.9% compared to $70.2 million in the third quarter of fiscal 2003. The increase in net sales compared to the same period last year was the result of stronger sales in the Asia Pacific markets and the strengthening of foreign currencies against the U.S. dollar offset by lower sales in Europe.

Excluding foreign currency changes, net sales for the third quarter of fiscal 2004 were flat compared to the third quarter of 2003.

Sales in North America were $44.2 million in the third quarter as compared to $44.4 million in the comparative quarter a year ago. Sales in North America have been reasonably strong for products used in general material handling applications; however shipments of products used in pulp and paper industry were weak and continue to reflect the overall economic environment of that industry.

European sales increased 21% to $19.4 million as compared to the same quarter last year. This increase was exclusively due to the impact of the strengthening European currencies relative to the U.S. dollar and acquisitions. Excluding the effect of foreign currency changes and acquisitions, net sales in Europe decreased by 5%. This decrease reflects the poor economic conditions in the major markets of France and Germany.

Asia Pacific revenues increased 26% to $12.2 million in the third quarter in comparison with the prior year. Excluding the effect of currency changes, revenues increased by 13%.

Gross margin for the third quarter of fiscal 2004 was 33% compared to 36% in the corresponding quarter a year ago and was flat from the second quarter of fiscal 2004. The year-over-year decrease was largely the result of a change in the mix of certain products in both North America and Europe.

In the third quarter, SG&A was 21% or $15.9 million of net sales versus 20.5% in the comparable period last year and unchanged versus the previous quarter. The effect of foreign currencies against the U.S. dollar resulted in an estimated increase of $1.5 million to quarterly SG&A costs year-over-year. Although much of the change in overall selling and administrative costs can be attributed to foreign currency changes, the company has experienced an increase in costs for post-retirement healthcare of approximately $100,000 and compliance with the Sarbanes-Oxley Act of approximately $427,000 for the quarter.

The company’s effective tax rate was 35% in the third quarter of fiscal 2004 as compared to 36% in the comparable period a year ago and up from 32% from the first 2 quarters of fiscal 2004. The increase from the first and second quarters were due to the recording of valuation allowances against certain deferred tax assets in the United Kingdom and Sweden which was partially offset by the realization of foreign tax benefits. The tax rate for fiscal 2004 is estimated to be 33%.

Net income of $5.1 million or 41 cents per share in the third quarter was up 12.2% compared to net income of $4.4 million or 36 cents per share in the comparable period last year. It should be noted that third quarter 2003 results include a $2.1 million charge or $1.3 million net of tax for settlement of an environmental lawsuit.

Turning to the balance sheet, cash and marketable securities increased to $42.8 million at October 31, 2003 as compared to $32.8 million at July 31, 2003. Long term debt, primarily in the form of senior notes of $63.3 million was essentially unchanged from $62.7 million as compared to the second quarter of fiscal 2004.

Capital expenditures were $8.8 million in the first 3 quarters of 2004. Depreciation for the third quarter was $3.0 million and $9.2 million year-to-date. With that, Bob, back to you.

R. Warren                                                                                          Thanks, Andy. Before I discuss the business overview, I would like to note that on December 9th, 2003, the company’s Board of Directors declared a quarterly dividend of 11 cents per share. This represents a 10% increase over the 10 cent per share dividend declared the previous quarter. For those of you who raise questions about the company’s planned use of cash, the Board continues to actively review this subject.

Turning to the business overview, basically we think of our business in three distinct markets - North America, Europe and Asia Pacific which includes Australia. As Andy mentioned, our North American sales were flat quarter-over-quarter. A number of industries we serve have experienced improved business conditions; however, pulp and paper, our largest single industry group continues to be weak.

The European market continues the trend of the last couple of quarters. European sales were $19.4 million versus $16.1 million in the third quarter of 2003. Excluding the FEMA acquisition and the effect of currencies, European sales actually decreased 5% from the same period a year ago.

Although sales were down, we believe we are maintaining or even slightly improving our market position. In this continuing weak environment, we will focus on internal initiatives and our recent European acquisitions to improve our market position. Let me provide you some additional information regarding the recent Roncari acquisition.

We are very excited with the addition of Roncari, one of the two leading manufacturers in Italy which represents the third largest market in Europe. Roncari gives us a substantial presence in the Italian market and significantly improves our overall European market share.

Turning to Asia Pacific, overall sales were up 26% this quarter as compared to the same period last year. This reflects strong sales levels throughout the region. Australia, Korea and Japan performed well and China continues to exceed our expectations. Overall we are very pleased with our performance in the Asia Pacific region.

A recap of this quarter’s business activities looks this way. We are concerned about the lack of improvement in the pulp and paper industry in North America. Visibility in Europe remains limited and provides no clear trend and finally, we experienced a continuation of the strong trends in the Asia Pacific region.

As we’ve said in the previous quarter, changes in the competitive environment occur quite slowly in this industry meaning that we have nothing new to report this quarter. Competition in North America is muted. Europe continues to experience over-capacity and aggressive price pressure. As always, we view our strong balance sheet, improving cost structure and brand equity as competitive advantages in this turbulent market environment. As those of you who have worked with us in the past remember, we have a long-standing policy of not making forward financial projections.

This concludes our prepared remarks. We are now ready to open the call to your questions.

Operator                                                                                                 Thank you sir. Ladies and gentlemen at this time we will begin the question and answer session. If you have a question, please the press the star followed by one on your pushbutton phone. If you would like to decline from the polling process, please press the star followed by the two. You will hear a three-tone prompt acknowledging your selection and your questions will be polled in the order they are received. If you are using speaker equipment you will need to lift the handset before pressing the numbers. One moment please for the first question.

Our first question comes from John Walthulsen with Paradigm Capital. Please go ahead with your question.

J. Walthulsen                                                                       Good afternoon. I was looking at the balance sheet you gave us and it appears to me that the receivables have grown disproportionately to sales. Could you give us a little bit of color on that?

R. Warren                                                                                          The question, Andy, is there was a big increase in receivables and it seems disproportionate to our sales. I think that was a factor of two things. One, was the increase in our business and mostly it was the Roncari that we were receiving.

A. Anderson                                                                          Right. As John just pointed out, I now understand your question. The days outstanding remained unchanged.

J. Walthulsen                                                                       So it was due to the acquisition? Okay, thank you very much. That was helpful.

Operator                                                                                                 We have a question from John Rogers with DA Davidson & Company. Please go ahead with your question.

J. Rogers                                                                                               Hi, good afternoon. Couple of things. First of all, Bob, can you talk a little bit about no real change in the competitive environment in the U.S. I thought there was the possibility of either some European manufacturers trying to make a beachhead here in the U.S. Have you seen any of that? Secondly, was the European operation profitable in the quarter?

R. Warren                                                                                          John, we did see last year one of our European competitors open a new facility in Chicago. We know they have been attempting to make further advances in the North American market but we really don’t see much activity on their part in achieving that.

A. Anderson                                                                          On the profitability of the European operations in the quarter, John, we were unprofitable in Europe in the quarter by a million dollars.

J. Rogers                                                                                               One other question if I could. Bob, the question was on cash, you mentioned the Board was considering various options for the cash. Can you give us an idea of what the options are?

R. Warren                                                                                          It’d be inappropriate for me to discuss what the Board’s actions are. I just want to reassure you that it is an active conversation with the Board.

A. Anderson                                                                          It’s also worth noting, John, that at the end of November we did make the $12 million payment on our long term debt which is not reflected as of October 31.

J. Rogers                                                                                               Thank you.

Operator                                                                                                 We have a question from Phil Foreman with Washington Mutual Advisors. Please go ahead with your question.

P. Foreman                                                                                     Hello gentlemen. I’m wondering was there any non-recurring expenses in the quarter and can you give me an idea, are all your products selling in China? Is it premium products and commodity products too.

R. Warren                                                                                          That’s a two part question. Let’s start with the latter one first and then we’ll deal with the first one because we’re still discussing what would be referred to as extraordinary. China products are both higher in value added attachments out of our plant in Xiamen, China and our commodity products, fork products out of our plant in northern China in Hebei, so it’s a combination. Probably about two-thirds are the higher end products and one-third the commodity products. I’ll let Andy answer the question about extraordinary expenses.

A. Anderson                                                                          It’s not classified as an extraordinary or one-time expense but the cost incurred in preparing for the 404 audit could be considered in a practical manner as non-recurring expenses. These expenses will continue through the latter part of next year as we prepare for the audit and then I think as an ongoing basis will not be nearly as substantial. Does that help, Phil?

P. Foreman                                                                                     Yeah. I’m just wondering how much dollar amount are we talking about?

A. Anderson                                                                          This quarter it nets down to approximately 2.2 cents a share.

P. Foreman                                                                                     Thank you.

Operator                                                                                                 Next we have a follow up from John Rogers. Please go ahead, sir.

J. Rogers                                                                                               A number of manufacturers have talked recently about starting to see a lot of price increases for raw materials, metals, things like that. Are you seeing any of that and is that significant?

A. Anderson                                                                          We are seeing some pressure on certain materials in Europe, but we’ve yet to really see any price pressure on raw materials in North America.

J. Rogers                                                                                               How significant are some of those raw material costs, the portion of your costs of goods sold?

A. Anderson                                                                          Not substantial.

T. Cathey                                                                                            The increases have not been material.

J. Rogers                                                                                               Okay, great. Thank you.

Operator                                                                                                 Mr. Warren, there are no further questions at this time. Please continue.

R. Warren                                                                                          Thank you. Again, thanks so much for your time and participation today. We genuinely appreciate your interest in Cascade. Please don’t hesitate to call me if I can be of any assistance.

Operator                                                                                                 Ladies and gentlemen, this concludes the Cascade Corporation third quarter fiscal 2004 earnings conference call. Thank you for your participation today. You may now disconnect.